EXHIBIT 12


STATEMENT RE:  COMPUTATION OF RATIOS
Aeroquip-Vickers, Inc.
(In thousands, except per share data)


                                 Nine Months
                                    Ended               Year Ended December 31
                                 September 30--------------------------------------------
                                     1997     1996     1995     1994     1993     1992
                                 ------------  ----    ----      ----     ----     ----

RATIO OF EARNINGS TO FIXED
  CHARGES

Income before income taxes and
  cumulative effect of accounting
  change                        $101,228   $153,421 $128,196  $101,255$ 17,111 $ 24,042
Dividends received, net of equity
  in earnings (loss) of
  unconsolidated affiliates        1,433      9,961   (3,704)    1,213       1   (1,931)
Fixed charges                     33,445     41,712   31,762    30,249  33,370   34,623
                                --------   -------- --------  ---------------- --------

Income before cumulative effect
  of accounting change for
  computation purposes          $136,106   $205,094 $156,254  $132,717$ 50,482 $ 56,734
                                ========   ======== ========  ================ ========

FIXED CHARGES

Interest expense, including
  interest related to corporate
  owned life insurance          $ 28,712   $ 34,963 $ 24,477  $ 22,582$ 25,516 $ 26,313
Portion of rent expense
  representing interest            4,461      6,288    6,903     7,303   7,490    7,987
Amortization of debt expense
  and debt discount                  272        461      382       364     364      323
                                --------   -------- --------  ---------------- --------
Total fixed charges             $ 33,445   $ 41,712 $ 31,762  $ 30,249$ 33,370 $ 34,623
                                ========   ======== ========  ================ ========

Ratio of Earnings to
  Fixed Charges                     4.1x       4.9x     4.9x      4.4x    1.5x     1.6x
                                ========   ======== ========  ================ ========


For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting change, plus fixed charges and dividends received, net of equity in earnings (loss) of unconsolidated affiliates. Fixed charges consists of interest expense, the portion of rent expense representing interest and amortization of debt discount.


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